Exhibit 99.1

                        Media Inquiries:      Nicholas J. Ashooh   315/428-6922
                                              Kerry P. Burns       315/428-5266
                        Financial Inquiries:  Leon T. Mazur        315/428-5876



              NIAGARA MOHAWK, INDEPENDENT POWER PRODUCERS AGREE IN
                PRINCIPLE TO RESOLVE ABOVE-MARKET POWER CONTRACTS


    Proposal Includes Cash, Debt Securities And Equity; Would Reduce Prices For All Customer Classes, Ease Transition To Competition; Details Still
                                To Be Negotiated


    SYRACUSE, March 10 -- Niagara Mohawk Power Corp. (NYSE:NMK) and 19 independent power producers today jointly announced an agreement in principle to restructure or terminate 44 power purchase contracts. These contracts represent more than 90 percent of Niagara Mohawk's above-market power costs under all existing IPP contracts.

    The agreement contemplates that Niagara Mohawk would restructure or terminate the 44 power contracts in exchange for approximately $3.6 billion in cash and/or debt securities, and 46 million common shares, representing approximately 25 percent of the anticipated fully diluted outstanding common shares. The new debt will be subordinate to existing first mortgage bonds.

    In addition, Niagara Mohawk and the IPPs would enter into new agreements that would compensate the IPPs and hedge the prices for specified amounts of power. Additional information on possible terms for these agreements is being filed today with the Securities and Exchange Commission. Niagara Mohawk estimates it will realize savings of up to $5 billion, in nominal dollars, over 15 years, with those savings occurring in the second half of that period.

    Under the agreement, electricity prices for all customer classes would be reduced, with larger reductions allocated to large commercial and industrial customers to retain and attract jobs in upstate New York. Other state actions, such as passage of the Ratepayer Relief Act or cuts in utility taxes, would produce further savings for residential and commercial customers.

    William E. Davis, Niagara Mohawk's chairman and chief executive officer, and Joseph P. Kearney, president and CEO of U.S. Generating Co., one of the lead negotiators for the IPPs, both called the agreement in principle a critical step toward resolving the independent power issue.


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    "Although we have a lot more work to do, we now have an agreement that should allow us to deliver meaningful rate relief to customers while arresting Niagara Mohawk's financial decline," Davis said. "We also have a road map for rebuilding shareholder value and for positioning Niagra Mohawk to compete successfully in the new competitive electricity market."


    Kearney said "The agreement builds momentum toward competition and choice." Kenneth A. Buckfire, the Wasserstein Perella & Co., investment banker advising the IPPs, said, "This agreement represents a consensus of all 19 IPPs supporting an equitable settlement of the power contracts and restoring financial health to Niagara Mohawk, their key customer."

    Carol Murphy, executive director of the Independent Power Producers of New York said, "New York's independent power producers look forward to a strong energy partnership with Niagara Mohawk." All parties thanked the office of N.Y. Gov. George Pataki and Public Service Commission Chairman John O'Mara for their support and guidance during negotiations.

    The parties cautioned that there are still important issues that must be resolved including negotiations with each IPP of specific terms of the new price-hedging agreements that may be executed. Final resolution will also require execution of binding agreements; approval of Niagara Mohawk shareholders; New York Public Service Commission approval of both the agreement and an acceptable long-term rate structure; other state and federal approvals; successful completion of all financing transactions on reasonable terms; the resolution of all tax issues and obtaining required amendments or waivers under existing credit agreements and third-party contracts.

    The parties said they will begin negotiating remaining details immediately with a goal of presenting a final agreement to the New York PSC for approval. The parties will seek required financing following PSC approval and expect to close the transaction by year-end 1997.

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